EXHIBIT 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of May 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of May 2006.

Operational Statistics for the month of May 2006 and the comparative figures for the previous month are as follows:

		May 2006	April 2006

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	99.714 million	98.785 million
	- Post-paid Subscribers	50.711 million	50.196 million
	- Pre-paid Subscribers	49.003 million	48.589 million
	Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	4.642 million	3.713 million
	- Post-paid Subscribers	2.545 million	2.029 million
	- Pre-paid Subscribers	2.097 million	1.684 million
	Aggregated Number of CDMA Cellular Service Subscribers	34.234 million	33.922 million
	- Post-paid Subscribers	31.417 million	31.144 million
	- Pre-paid Subscribers	2.817 million	2.778 million
	Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	1.511 million	1.200 million
	- Post-paid Subscribers	1.407 million	1.135 million
	- Pre-paid Subscribers	0.104 million	0.065 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	4.2787 billion	3.3110 billion
	- Domestic Long Distance	4.2211 billion	3.2670 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0576 billion	0.0440 billion
	Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	5.6431 billion	4.4464 billion
	- Domestic Long Distance	5.5982 billion	4.4108 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0449 billion	0.0356 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	6.321 million	6.452 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of April 2006 and May 2006 are aggregated data reported at 24:00 on 30 April 2006 and 31 May 2006 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of May 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 31 May 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of April 2006 and May 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 June 2006